                                ARTHROCARE CORPORATION
                                     EXHIBIT 11.1
                          COMPUTATION OF NET LOSS PER SHARE
                        (In thousands, except per share data)
                                     (Unaudited)

                                                   Three months ended:
                                               March 30,           March 31,
                                                 1996                1995
                                               ---------          ----------

Weighted average common shares outstanding        3,739              1,303
   for the period

Common equivalent shares pursuant to Staff
   Accounting Bulletin No. 83                     3,117              3,117
                                               ---------          ---------

Shares used in per share calculation              6,856              4,420
                                               ---------          ---------
                                               ---------          ---------

Net loss                                       $ (1,743)          $ (1,206)
                                               ---------          ---------
                                               ---------          ---------

Net loss per share                             $  (0.25)          $  (0.27)
                                               ---------          ---------
                                               ---------          ---------



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